Exhibit 5.2

CONCERTGEBOUWPLEIN 20 • 1071 LN AMSTERDAM • THE NETHERLANDS
TELEPHONE: +31 20 305 4200 • FACSIMILE: +31 20 305 4201

To:	Wabtec Transportation Netherlands B.V. Darwinstraat 10, 6718 XR Ede The Netherlands (“Addressee”)

3 June 2021

Re:	Wabtec Transportation Netherlands B.V. – Debt Securities

Ladies and Gentlemen,

We have acted as Dutch counsel to Wabtec Transportation Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), registered with the Commercial Register under number 72948957 (the “Company”) in connection with the issuance and sale of €500,000,000 aggregate principal amount of 1.25% Senior Notes due 2027 of the Company (the “Notes”), and the full and unconditional guarantee of the Notes (the “Guarantee”) by Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Guarantor”), pursuant to the Underwriting Agreement, dated 27 May 2021, by and among the Company, the Guarantor and BNP Paribas, Goldman Sachs & Co. LLC and HSBC Continental Europe acting as representatives of the several underwriters, and the other underwriters named therein (“Underwriting Agreement”). The Notes are being issued pursuant to an Indenture, dated as of 3 June 2021, by and among the Company, as issuer, the Guarantor, as guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of 3 June 2021 by and among the Company, the Guarantor and the Trustee (as so supplemented, the “Indenture”).

Scope of Opinion

Capitalized terms used herein will, unless otherwise defined in Annex 1 (Definitions) hereto, have the respective meaning set forth in the Opinion Documents. The section headings used in this opinion are for convenience of reference only and are not to affect the interpretation of this opinion. References to ‘this opinion’ refer to this opinion letter including the Annexes 1 through 4 hereto.

References made to “Dutch” or “the Netherlands” only include the European territory of the Kingdom of the Netherlands.

Other than as expressly stated in this opinion, we have not investigated or verified the accuracy of the facts, representations and warranties set out in the Opinion Documents or in any other document on which we have relied in giving this opinion, and for the purpose of this opinion, we have assumed that such facts, representations and warranties are correct.

This opinion is given only with respect to Dutch law as in force at the date of this opinion as applied by leading precedents of the Dutch Supreme Court (Hoge Raad der Nederlanden) published in writing in leading legal periodicals prior to the issuance of this opinion. We do not express an opinion on matters of fact or representations and warranties (with the exception of those matters on which we have specifically and expressly given an opinion), matters of law of any jurisdiction other than the Netherlands, tax law, competition law (including but not limited to antitrust, state aid and abuse of dominant position), administrative law, regulatory law, sanctions law and international law (including, without limitation, the laws of the European Union, except to the extent the laws of the European Union have direct force and effect in the Netherlands). No opinion is being given on commercial, accounting or non-legal matters or on the financial ability of the parties to meet their obligations under the Opinion Documents.

ADVOCATEN EN NOTARISSEN / ATTORNEYS AT LAW AND CIVIL LAW NOTARIES
REGISTERED WITH THE CHAMBER OF COMMERCE UNDER NUMBER 57062587

In issuing this opinion no undertaking or obligation is assumed on our part to revise, update or amend this opinion in connection with or to notify, inform or advise the Addressee of any developments, scope changes or other changes of Dutch and European law subsequent to today’s date which might render its contents untrue or inaccurate in whole or in part.

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed herein.

Documents Examined

For the purposes of this opinion, we have exclusively examined and relied on copies of originals or electronic copies of the documents listed in Annex 2 (Documents).

Opinion

Based upon the assumptions set out in Annex 3 (Assumptions) and subject to the qualifications set out in Annex 4 (Qualifications), we are of the opinion that:

Incorporation, existence and corporate power

1.
The Company is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), duly incorporated and validly existing under Dutch law and has the corporate power to execute the Opinion Documents to which it is a party and to undertake and perform its obligations under these Opinion Documents.

Corporate action

2.
The entering into by the Company of the Opinion Documents and the performance by the Company of its obligations under the Opinion Documents has been duly authorized by all corporate action required by Dutch law and the Articles.

Valid signing

3.	The Opinion Documents have been validly signed by the Company.

Legal valid and binding obligations

4.
As far as Dutch law is concerned, when the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered in the manner provided in the Indenture, there is no reason why the obligations assumed by the Company under the Notes should not constitute legal, valid, binding and enforceable obligations of the Company.

Confidentiality, Reliance, Choice of Law and Forum

This opinion:

(a)
expresses and describes Dutch legal concepts in English and not in their original Dutch terms. These concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that any issues of interpretation or liability issues arising under this opinion will be governed by Dutch law and be brought before the Dutch courts;

(b)	speaks as per the date stated above and as per the moment it has been rendered;

(c)	is addressed to the Addressee and may solely be relied upon for the purpose of Registration;

(d)	is rendered solely for the purpose of Registration, to be incorporated by reference into the Registration Statement on Form S-3 (333-256296) (the “Registration Statement”); and

(e)
is solely rendered by Jones Day, with the exclusion of any of its partners, officers, employees, contractors, legal or other professionals, support personnel or people, trainees, and affiliates, any third party engaged by it, or any other person or entity. No claim shall ever be made against any individual or entity belonging to or related to Jones Day. Jones Day is the sole entity responsible for this opinion.

We hereby consent to the filing of this legal opinion with the U.S. Securities and Exchange Commission (the “SEC”) as Exhibit 5.2 to the Current Report on Form 8-K the date hereof filed by the Guarantor and incorporated by reference into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are a person whose consent is required under Section 7 of the Securities Act, or under any rules and regulations promulgated by the SEC.

This opinion including the annexes thereto and any contractual or non-contractual obligations arising out of or in connection with it are governed by Dutch law, excluding the private international law rules thereof.

The courts of Amsterdam, the Netherlands, are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this opinion and, accordingly, any proceeding arising out of or in connection with this opinion shall be brought in such courts. The Addressee and any party relying on, or having any interest in, this opinion shall submit to the jurisdiction of such courts and waives any objection to any proceeding in any such court on the ground of venue, on the ground that any proceedings have been brought in an inconvenient forum, or any other ground.

Yours sincerely,

/s/ Jones Day

ANNEX 1          – DEFINITIONS

“Articles” means the articles of association listed under 2.1 (Incorporation Deed) in Annex 2 (Documents).

“Commercial Register” means the trade register (handelsregister) maintained with the Dutch Chamber of Commerce (Kamer van Koophandel).

“Corporate Documents” means the documents under 2 (Corporate Documents) in Annex 2 (Documents).

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“DCCP” means the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering).

“Documents” means the documents listed in Annex 2 (Documents).

“Extract” means the document listed under 2.2 (Extract) in Annex 2 (Documents).

“Opinion Documents” means the documents listed under 1 (Opinion Documents) in Annex 2 (Documents).

“Resolutions” means the documents under 2.3 (Resolutions) in Annex 2 (Documents).

ANNEX 2          - DOCUMENTS

1	Opinion Documents

1.1	a signed copy of the Registration Statement;

1.2	a signed copy of the Indenture; and

1.3	a signed copy of the Global Note certificate representing the Notes.

2	Corporate Documents

2.1	Incorporation deed

A true copy of the deed of incorporation, including the articles of association of the Company, executed on 26 October 2018.

2.2	Extract

A certified online extract (gewaarmerkte uittreksel), dated 3 June 2021, in relation to the registration of the Company, registered at the Commercial Register under file number 72948957.

2.3	Resolutions

A copy of the signed written resolutions of the board of managing directors of the Company, dated 19 May 2021.

ANNEX 3          - ASSUMPTIONS

For the purposes of this opinion, we have assumed the following:

1	Documents

1.1	the genuineness of all signatures on all documents and on the originals thereof; and

1.2
the accuracy and completeness of all documents submitted to us as originals and the conformity to originals of all translated, conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copies conform to the final and executed or signed documents.

2	Incorporation, existence and corporate power

2.1
that (a) the incorporation deed of the Company is a valid notarial deed (notariële akte) and that the contents thereof are correct and complete and (b) there were no defects in the incorporation of the Company (not appearing on the face of the incorporation deed) on the basis of which a court might dissolve (ontbinden) the Company;

2.2	that the Articles have not been amended, so that the Articles contain the correct and complete articles of association (statuten) of the Company as currently in force;

2.3	that each party to the Opinion Documents (other than the Company) has:

a)	been duly incorporated or formed and is validly existing as a legal entity;

b)	the corporate power to enter into the Opinion Documents and to perform its obligations thereunder;

c)	taken all necessary corporate action in connection with the entering into of the Opinion Documents; and

d)	validly signed each Opinion Document;

2.4	the accuracy and completeness of the Corporate Documents and the factual matters stated, confirmed or evidenced thereby;

2.5
that the Company has not been dissolved, merged (gefuseerd), demerged (gesplitst), split-off (afgesplitst), has not been converted (omgezet) into a different legal entity, foreign or domestic, no petition has been presented nor has a court declared the bankruptcy (faillissement) or suspension of payments (surseance van betaling) of the Company or has the Company been made subject to comparable insolvency proceedings in other jurisdictions, that no out of court restructuring plan (onderhands akkoord) procedure is being prepared or has been commenced involving the Company and that no receiver, trustee, administrator, restructuring expert or similar officer(s) has been appointed in respect of the Company or its assets and that no decision has been adopted to dissolve the Company by (i) the Commercial Register under article 2:19a DCC or (ii) the competent court under article 2:21 DCC.

Although not constituting conclusive evidence thereof, our assumption is supported by (i) the information derived from the Extract and (ii) the information derived today from the online Dutch central insolvency register (centraal insolventieregister) at www.rechtspraak.nl (as regards the out of court restructuring plan (onderhands akkoord) procedure, a search can be performed with respect to a public procedure only) and by telephone from the bankruptcy clerk office (Faillissementsgriffie) of the competent district court in view of the Company’s corporate seat; and

2.6
that the execution of the Opinion Documents and the performance of the transactions contemplated by the Opinion Documents are in the corporate interest (vennootschappelijk belang) of the Company, for bona fide commercial reasons and not detrimental to its respective creditors (present and future).

3	Corporate action

3.1
that the Resolutions correctly reflect the resolutions made by the corporate body of the Company, have been validly signed on behalf of each signatory which is not a legal entity incorporated under Dutch law and that the Resolutions and any powers of attorney granted in relation to the Documents are in full force and effect;

3.2
that no managing director of the Company has a direct or indirect personal interest that conflicts with the Company’s interest (tegenstrijdig belang) which would preclude that managing director to take part in the deliberations or decision making regarding the entering into, execution or performance of the Opinion Documents and the transactions contemplated by the Opinion Documents, within the meaning of and in accordance with article 2:239 (6) DCC, or as applicable, article 2:129 (6) DCC;

3.3
that there is neither a works council (ondernemingsraad), a central works council (centrale ondernemingsraad), a group works council (groepsondernemingsraad), or a joint works council (gemeenschappelijke ondernemingsraad), with any advisory rights (adviesrecht) under article 25 of the Dutch Works Councils Act (Wet op de ondernemingsraden) nor any right of consent (instemmingsrecht) pursuant to article 27 of the Dutch Works Council Act and no European works council (Europese ondernemingsraad) is to be informed or consulted either directly or indirectly on the basis of the Dutch European Works Council Act (Wet op de Europese Ondernemingsraden) in regard to any transaction or action contemplated by the Opinion Documents, nor is the Company in the process of installing such a works council or has an obligation to install such a works council pursuant to the mandatory rules of the Dutch Works Councils Act;

3.4
that no regulations (reglementen) have been adopted by any corporate body of the Company which would preclude any such corporate body of the Company to adopt resolutions to enter into the Opinion Documents and the transactions contemplated thereby;

3.5	that the general meeting of the Company has not designated certain decisions of the relevant board of managing directors to be subject to the prior approval of the general meeting of the Company;

3.6
that the general meeting of the Company has not issued any instructions (aanwijzingen) to the management board of the Company, which would prevent the management board from adopting resolutions to enter into the Opinion Documents; and

3.7	that no Dutch court has imposed a civil law director disqualification (civielrechtelijk bestuursverbod) in respect of any of the members of the board of managing directors of the Company.

4	Valid signing

4.1
that each power of attorney granted in relation to the Opinion Documents under any applicable law (other than Dutch law), is in full force and effect and validly authorizes the person or persons purported to be granted power of attorney, to represent and bind the Company vis-à-vis the other parties to the Opinion Documents with regard to the transactions contemplated by and for the purposes stated in the Opinion Documents.

5	Legal, valid and binding obligations

5.1	that under any applicable law (other than, in relation to the Company, Dutch law):

a)	each Opinion Document constitutes the legal, valid and binding obligations of the persons expressed to be a party thereto, enforceable against them in accordance with its terms;

b)	the choice of law clause in each Opinion Document constitutes a legal, valid and binding choice of law; and

c)	the jurisdiction clause contained in each Opinion Document constitutes a legal, valid and binding submission to jurisdiction.

ANNEX 4          - QUALIFICATIONS
The opinions expressed above are subject to the following qualifications:

1	Documents

1.1
Our review of the Opinion Documents and of any other documents subject or expressed to be subject to any other law than Dutch law has been limited to the terms of these documents as they appear to us on their face.

2	Incorporation, existence and corporate power

2.1
The Extract may not completely and accurately reflect the corporate status and position of the Company insofar as there may be a delay between the adopting of a corporate action and the filing of the necessary documentation at the Commercial Register and a further delay between such filing and an entry appearing on the files of the Company at the Commercial Register.

2.2
It is possible that after our review of the online registrar, a petition is made to the office of the bankruptcy registrar of the competent district court in view of the corporate seat of the Company to have the Company declared bankrupt or to grant a suspension of payments. Such bankruptcy or suspension of payments would have retroactive effect as from 00.00 hours of this date. An online search performed today with the EU Insolvency Register (EU Insolventieregister) referred to in article 19b of the Dutch Bankruptcy Act (Faillissementswet) maintained with the court of first instance of The Hague, the Netherlands, showed that no insolvency procedure as referred to in article 2 of the European Parliament and Council Regulation (EU) no. 2015/848 of 20 May 2015 on insolvency proceedings (recast) is registered in respect of each respective Company. We have not performed any further investigation in this respect.

2.3
Article 2:7 DCC entitles a company to annul a legal act (vernietigen van een rechtshandeling) if such legal act cannot serve to realize the objects of such company and the other parties thereto knew, or should have known without an investigation of their own (wist of zonder eigen onderzoek moest weten), that such objects have been exceeded. The annulment can only be performed by the company itself (or the trustee (curator) in bankruptcy) and not by the other parties involved, if the aforementioned requirements are met, and such annulment must involve all other parties to the legal act. The Dutch Supreme Court has ruled that in determining whether the objects of a company have been exceeded, the description of the object clause in the articles of association of the company alone is not decisive, but that all circumstances have to be taken into account. In particular, it should be taken into account whether the interests of the company were served by the transaction. Most authoritative legal writers agree that acts of a company which are (a) within the objects clause as contained in the articles of association of the company and (b) in the actual interest of the company in the sense that such acts are conducive to the realization of the objects of the company as laid down in its articles of association, do not exceed the objects of the company and therefore are not subject to annulment pursuant to article 2:7 DCC, which view is supported by the Dutch Supreme Court. In practice, the concept of ultra vires has rarely been applied in Dutch court decisions. Only under exceptional circumstances have transactions been considered to be ultra vires and consequently have been annulled. Annulment of a transaction can result in (internal) liability of the managing directors towards the legal entity.

2.4
Our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, out of court restructuring (onderhands akkoord) or moratorium laws, the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the Financial Transactions Emergency Act (Noodwet financieel verkeer), the emergency regulations (noodregeling) on the basis of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, hereinafter, including its subordinate regulations and decrees, the “Act”), other laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies (including the doctrine of creditors’ prejudice (actio pauliana) within the meaning of article 3:45 DCC and/or article 42 et seq. of the Dutch Bankruptcy Act) and any and all consequences, including national, international or supra-national guidance or rules and regulations, relating to the corona-crisis, all in the widest possible sense, including the Temporary COVID-19 Social Affairs and Employment and Justice and Security Act (Tijdelijke Wet COVID-19 SZW en JenV).

2.5
No opinion is given (or may be inferred or implied) in respect of the authority of any of the parties to the Opinion Documents (other than the Company) or any other person or entity providing such services to the Company lawfully to offer or perform any and all regulated investment services (including, but not limited to investment, securities, insurance or banking services) or on the consequences any lack of such authority may have on the Opinion Documents.

2.6
The interpretation of an agreement (overeenkomst) or juridical act (rechtshandeling) under Dutch law generally means the determining, taking into account all circumstances of the case, of the meaning any of the parties to that agreement or act in the given circumstances were reciprocally reasonably entitled to attach to the terms of that agreement and to each other’s statements or conduct, as well as on the parties’ reasonable expectations in that respect (the so-called Haviltex standard). Publically registered deeds, including notarial deeds, must be interpreted in relation to third parties on the basis of their wording, according to objective standards in light of the entire content of the deed. Between the parties to the deed, however, the Haviltex standard may also be relevant.

Although there is no case law of the Dutch Supreme Court on interpreting opinion letters, it may be expected that the wording thereof may carry substantial weight in that respect.

3	Valid signing

3.1
Powers of attorney terminate (i) by revocation (herroeping) by the person issuing any such power of attorney (“Principal”), (ii) by notice of termination (opzegging) given by the attorney appointed under such power of attorney (“Attorney”), or (iii) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Attorney unless otherwise provided or (b) the Principal.

Notwithstanding the generality of the previous paragraph, an Attorney maintains his powers in certain urgent cases during one year after the death of, or the commencement of legal guardianship over the Principal or a notice of termination by the Attorney.

Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts which are in the interest of the Attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

In the event the Principal is granted a suspension of payments, a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).

Any appointment of a process agent is subject to the rules set forth in the qualifications set forth above and to the requirement that there is a reasonable and balanced interest for each party in the appointment.

4	Consents

4.1
The Company may be obliged to comply with all notification and registration requirements of the Dutch Central Bank (De Nederlandsche Bank N.V.) in connection with any possible payments under the Opinion Documents to or from non-residents of the Netherlands in accordance with the provisions of the Reporting Requirements Balance of Payments Reports 2003 (Rapportagevoorschriften Betalingsbalansrapportages 2003 (RV 2003)) issued by the Dutch Central Bank pursuant to Section 7 of the External Financial Relations Act 1994 (Wet financiële betrekkingen buitenland 1994). Failure to comply with this requirement will not affect the validity or enforceability of the Opinion Documents.

5	Legal, valid and binding obligations

5.1
If a party to any of the Opinion Documents is controlled by or otherwise connected with a person, organization or government of any country, which is currently subject to the United Nations, European Union, the United States of America or Dutch sanctions, implemented, effective or sanctioned in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Import and Export Act (In- en Uitvoerwet) or the Economic Offences Act (Wet Economische Delicten), or is otherwise the target of any such sanctions, the obligations of the parties may be unenforceable, void or otherwise affected.

5.2
Our opinion is subject to and limited by the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom and related legislation.

5.3
Enforcement of obligations before the Dutch courts will be subject to the degree to which the relevant obligations are enforceable under their governing law, to the nature of the remedies available in the Dutch courts, the acceptance by such courts of jurisdiction, the effect of provisions imposing prescription periods and to the availability of defenses such as set-off (unless validly waived) and counter-claim.

5.4
Insofar as Dutch law is concerned, the courts of the Netherlands may decrease, upon request, the amount of contractually agreed liquidated damages, fixed indemnities or penalties which they regard as manifestly excessive, however not below the amount of actually incurred damages.

5.5
The terms “legal”, “valid”, “binding”, “obligation” and “enforceable” mean that the obligations to which those terms relate are of a type which under Dutch law are generally recognized or are generally enforceable. However, it should be noted that specific performance (nakoming) may not be available in respect of the Opinion Documents in all circumstances.